AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of the 31 day of August, 2009 by and between SUN CAPITAL ADVISERS TRUST, a Delaware business trust (the “Trust”) on behalf of its series listed on Schedule A (each, a “Fund” and collectively, the “Funds”), and SUN CAPITAL ADVISERS LLC, a Delaware corporation (the “Adviser”), with respect to the following:

WHEREAS, the Adviser serves as the Investment Adviser to each Fund pursuant to Investment Advisory Agreements between the Trust on behalf of each Fund and the Adviser; and

WHEREAS, the Adviser has voluntarily agreed to waive its advisory fees and reimburse the Funds for ordinary operating expenses so that the total operating expenses for the Initial Class and Service Class of each Fund will not exceed the percentage of average daily net assets as set forth on Schedule A (such percentage as applicable to each Fund is referred to herein as the “Expense Limitation”); and

WHEREAS, the Trust and the Adviser desire to formalize and make binding in accordance with the terms hereof this fee waiver and expense reimbursement arrangement; and

WHEREAS, the Trust is prepared to repay such waived advisory fees and reimbursed expenses if a Fund subsequently achieves a sufficient level of assets.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.
Term.  The Adviser agrees to waive its advisory fees and to reimburse each Fund listed on Schedule A for its ordinary operating expenses for a period from the date of this Agreement to April 30, 2011 (the “Initial Term”), and unless and until earlier terminated as provided in Section 2 below, for successive 12 month periods beginning on May 1 of each year (each, a “Subsequent Period”), to the extent necessary so that the total operating expenses (as defined in Section 4 below) of the Initial Class and Service Class of such Fund during such period do not exceed the Expense Limitation set forth on Exhibit A.

Alternate Term for Certain Funds.  With respect to each Fund which may, as noted on Exhibit A, receive assets as the result of a substitution transaction authorized by order of the Securities and Exchange Commission (“SEC”), the Adviser agrees to waive its advisory or unified management fees and to reimburse each such Fund for its other operating expenses until at least the later of: (a) the end of the Initial Term or current Subsequent Period of this Agreement in effect at the time of the substitution transaction; or (b) the end of a two year period (the “Substitution Period”) starting on the date of the substitution transaction, to the extent necessary so that the total operating expenses of the Initial Class and Service Class of such Fund during such period do not exceed the Expense Limitation set forth on Exhibit A.  The Adviser further agrees to continue the Expense Limitation for each such Fund for the remainder of the Subsequent Period commencing prior to the end of the Substitution Period applicable to such Fund, unless the Adviser notifies the Trust’s Board of Trustees (the “Board of Trustees”) that the Adviser intends to terminate this expense limitation at the end of the Substitution Period in accordance with the provisions of Section 2 of this Agreement.

2.
Termination, Modification and Amendment.  Upon the termination of any Investment Advisory Agreement, this Agreement shall automatically terminate with respect to that Fund.  The Adviser shall be entitled to terminate the Expense Limitation, or to modify the Expense Limitation in a manner less favorable to a Fund, with respect to any Subsequent Period if, but only if:

(a) the Adviser affirmatively elects to terminate or so modify the Expense Limitation with respect to such Subsequent Period in a writing delivered to the Board of Trustees by the preceding October 31;

(b) the termination or modification shall take effect no earlier than the succeeding May 1; and

(c) the Fund’s prospectus and SAI reflecting financial statements for the fiscal year ending on the intervening December 31 have been updated to reflect such termination or modification.

The election by the Adviser referred to in the preceding sentence to terminate or modify this Agreement shall not be subject to the approval of the Fund or the Board of Trustees of the Trust.

3.
Adviser Reimbursement.  The Adviser shall keep a record of the amount of advisory fees that it waived as to each Fund and expenses that it reimbursed for each Fund pursuant to Section 1 hereof (“Prior Expenses”).  Subject to the last sentence of this Section 3, if at any future date the total expenses of a Fund are less than the Expense Limitation for such Fund, the Adviser shall be entitled to payment by the applicable Fund of the amount of such Prior Expenses, without interest thereon, except to the extent that such payment would cause the Fund’s total expenses to exceed the Expense Limitation, if any, then in effect for that Fund.  If the Fund’s total expenses subsequently exceed the Expense Limitation for that Fund, the payment of Prior Expenses shall be suspended and the payment of Prior Expenses shall be resumed only when, and only to the extent that, total expenses do not exceed the Expense Limitation then in effect.  The Adviser may seek reimbursement only for management fees waived and any Fund expenses paid by it during the prior two fiscal periods.

4.
Definitions.  “Total operating expenses” as used herein shall mean expenses of every character incurred by a Fund other than taxes, brokerage commissions, other expenses which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses not incurred in the ordinary course of a Fund’s business (e.g., litigation expenses).  “Business day” as used herein shall mean any day on which a Fund’s net asset value is determined.

5.
Method of Computation.  To determine the Adviser’s obligations hereunder, each business day a Fund’s total operating expenses shall be annualized.  If the annualized total operating expenses of a Fund for any business day exceed the Expense Limitation, the Adviser shall waive or reduce its advisory fees for such business day by an equal amount, and if necessary the Adviser shall remit an amount to the Fund sufficient to reduce the annualized fund total operating expenses to an amount no higher than the Expense Limitation.

6.
Limitation of Liability.  The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforceable against the assets of such Fund only and not against any other Fund nor against the assets of the Trust generally.  It is understood and expressly stipulated that neither the holders of shares of any Fund nor the Trustees or officers of the Trust shall be personally liable hereunder.

7.
Interpretation; Governing Law.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the “1940 Act”) shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  Otherwise, the provisions of this Agreement shall be interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

Attest:/s/ Maura A. Murphy Name: Maura A. Murphy
SUN CAPITAL ADVISERS TRUST
On behalf of its series,
SC Ibbotson Balanced Fund
SC Ibbotson Growth Fund
SC Ibbotson Moderate Fund
SC AIM Small Cap Growth Fund
SC AllianceBernstein International Value Fund
SC Davis Venture Value Fund
SC Dreman Small Cap Value Fund
SC Goldman Sachs Mid Cap Value Fund
SC Lord Abbett Growth & Income Fund
SC Oppenheimer Large Cap Core Fund
SC Oppenheimer Main Street Small Cap Fund
SC WMC Blue Chip Mid Cap Fund
SC WMC Large Cap Growth Fund
Sun Capital Investment Grade Bond Fund
Sun Capital Money Market Fund
SC BlackRock Inflation Protected Bond Fund
SC Goldman Sachs Short Duration Fund
SC PIMCO High Yield Fund
SC PIMCO Total Return Fund
Sun Capital Global Real Estate Fund

By: /s/ John T. Donnelly
Name:                      John T. Donnelly
Title:           President, Chief Executive Officer
 and Trustee

SUN CAPITAL ADVISERS LLC By:/s/ James F. Alban Name: James F. Alban Title: Managing Director and Chief Financial Officer
By: /s/ John T. Donnelly Name: John T. Donnelly Title: President

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SCHEDULE A

FUND		EXPENSE LIMITATION

		Initial Class	Service Class

1.	SC Ibbotson Balanced Fund	0.20%	0.45%
2.	SC Ibbotson Growth Fund	0.20%	0.45%
3.	SC Ibbotson Moderate Fund	0.20%	0.45%
4.	SC AIM Small Cap Growth Fund	1.15%	1.40%
5.	SC AllianceBernstein International Value Fund*	0.75%	1.00%
6.	SC Davis Venture Value Fund	0.90%	1.15%
7.	SC Dreman Small Cap Value Fund	1.15%	1.40%
8.	SC Goldman Sachs Mid Cap Value Fund	1.07%	1.32%
9.	SC Lord Abbett Growth & Income Fund	0.87%	1.12%
10.	SC Oppenheimer Large Cap Core Fund*	0.90%	1.15%
11.	SC Oppenheimer Main Street Small Cap Fund	1.00%	1.25%
12.	SC WMC Blue Chip Mid Cap Fund	1.00%	1.25%
13.	SC WMC Large Cap Growth Fund	0.81%	1.06%
14.	Sun Capital Investment Grade Bond Fund	0.75%	1.00%
15.	Sun Capital Money Market Fund	0.50%	0.75%
16.	SC BlackRock Inflation Protected Bond Fund*	0.65%	0.90%
17.	SC Goldman Sachs Short Duration Fund	0.65%	0.90%
18.	SC PIMCO High Yield Fund	0.75%	1.00%
19.	SC PIMCO Total Return Fund*	0.65%	0.90%
20.	Sun Capital Global Real Estate Fund	1.10%	1.35%

*This Fund’s Expense Limitation is subject to the Alternate Term for Certain Funds, described in Section 1 of the Agreement.

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